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Exhibit 23.02

Legal Counsel's Consent

    We do hereby consent to the use of our name in the within Registration Statement and the accompanying Prospectus of Southwestern Public Service Company, a New Mexico corporation, and to the use of our opinion, filed as Exhibit 5.01 to the Registration Statement.

Date: June 15, 2001

/s/ Hinkle, Hensley, Shanor & Martin, L.L.P. HINKLE, HENSLEY, SHANOR & MARTIN, L.L.P.

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  Exhibit 23.02